Exhibit 10.4

Activity Number: 1256280

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 1st day of March, 2018 by and between NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation (the “Landlord”) and JOHNSTOWN AMERICA CORP, a Pennsylvania corporation (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 20, 2004, (as amended, the “Lease”), for real property located at Milepost N-256.92 in Roanoke, Roanoke (city), Virginia, having an area of 15.50 acres, more or less (the “Premises”);

WHEREAS, Landlord and Tenant desire to make certain changes to the Lease as hereinafter stated.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended, and the parties hereto do agree as follows:

1.     Modifications and Alterations to the Premises.     Landlord and Tenant acknowledge and agree that Landlord has consented to Tenant’s installation of the following improvements to be located upon the Premises:

•	Pedestrian Footbridge Turnstile

•	Guard Booth

•	Related Security Equipment

•	Retaining Wall

•	Asphalt Pavement

•	Spur Gate

*     Detailed equipment descriptions, specifications, dimensional aerial maps, and other related correspondence may be referred to in the corresponding Exhibit documents.

2.        Notification to Norfolk Southern Division Communications and Signals Representative Required Before Commencement of Work.     Prior to commencement of any work to be performed on or about the Premises, Tenant shall notify the appropriate NS Division C&S Supervisor, or designee, for all related notifications pertaining to the relocation, installation, and/or maintenance any communications cables located upon the Premises. Eddie Barnett, NS Supervisor C&S, will serve as the contact representative for all related notifications pertaining to the relocation, installation, and/or maintenance any communications cables located upon the Premises and may be contacted at 540-520-

0331. Tenant is required to contact Mr. Barnett PRIOR to proceeding with any work. Tenant will be responsible for any related expenses necessary to relocate, replace and/or repair the damaged cable(s) as Norfolk Southern’s Communications & Signals Department may deem necessary.

3.        NS Designated Employees to Retain Access.    Certain employees of Landlord designated by Landlord (the “NS designated employees”) may retain access to enter East End Shops over the walkway and through the proposed security turnstile and any other secured entrances onto the Premises. Landlord agrees to notify the NS designated employees that the NS designated employees are required to follow all posted rules and warnings and follow any oral instructions or directions at any secured entrance onto the Premises. Except due to the negligence or willful misconduct of Tenant or Tenant Entities (as defined in the Lease), Landlord hereby releases, waives and discharges Tenant from any and all liability, claims, demands, actions and causes of actions whatsoever arising out of or related to any loss, damage, or injury that Landlord may sustain as result of the foregoing access and the security improvements described in this Amendment or hereafter installed.

4.        Counterparts.     This Amendment may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.        Governing Law.     This amendment is governed by and shall be construed under the laws of the Commonwealth of Virginia.

6.        Effect of Amendment.     Except as herein specifically amended, each Lease shall remain in full force and effect.

7.        Insurance.     Tenant shall procure and maintain, at all times and at its expense, in a form and with an insurance company acceptable to Landlord, Commercial General Liability Insurance for the Premises. Such coverage shall (a) have a single limit of not less than $2,000,000.00 for each occurrence (or such greater amount over time so as to be commercially reasonable) and shall provide for a deductible of not more than $5,000.00, (b) cover Tenant’s contractual liability hereunder, (c) cover Tenant and Landlord for liability arising out of work performed by any third parties for Tenant in or about the Premises, (d) name the Landlord Entities as additional insureds, and (e) be considered primary and noncontributory, regardless of any insurance carried by Landlord. Any property insurance maintained by Tenant on its furniture, fixtures, equipment and personal property shall include a waiver of subrogation in favor of Landlord. Tenant shall deliver certificates of insurance evidencing the insurance required hereinabove to Landlord simultaneously with the execution of this Lease by Tenant, which certificates shall reflect that the policies shall not be canceled without at least thirty (30) days prior notice to Landlord. If Tenant fails to obtain the necessary coverages, Landlord may do so at Tenant’s expense and the same shall constitute additional rental. All insurance certificates should be delivered to Landlord’s Risk Management Department, Three Commercial Place, Norfolk, Virginia 23510, simultaneously with the execution of this Lease by Tenant. The minimum limits of insurance provided for hereunder are not intended to be a limitation on the liability of Tenant hereunder and shall not waive Landlord’s right to seek a full recovery from Tenant.

8.        Notice.     Any notice given pursuant to the Lease shall be in writing and sent by certified mail, return receipt requested, by hand delivery or by reputable overnight courier to:

(a)    Landlord:     c/o Director Real Estate, Norfolk Southern Corporation, 1200 Peachtree Street, NE – 12th Floor, Atlanta, Georgia 30309-3579 or at such other address as Landlord may designate in writing to Tenant.

(b) Tenant: Johnstown America Corporation, 830 Campbell Avenue, S.E., Roanoke, Virginia 24013or at such other address as Tenant may designate in writing to Landlord.

Any notice sent in the manner set forth above shall be deemed delivered three (3) days after said notice is deposited in the mail if sent by certified mail (return receipt requested), or upon receipt if sent by hand delivery or reputable overnight courier. Any change of notice address by either party shall be delivered to the other party by the manner of notice required hereby.

9.     Ratification; Successors and Assigns. Landlord and Tenant acknowledge and agree that the Lease, as amended by this Amendment, is hereby ratified and confirmed and in full force and effect. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate, each part being an original, as of the 1st day of March, 2018.

Witness (As To Landlord):	LANDLORD:

/s/ Kontessa M. Lemons	NORFOLK SOUTHERN RAILWAY COMPANY
Signature	a Virginia corporation
Name:Kontessa M. Lemons
By: /s/ Malcolm G. Roop
Name: Malcolm G. Roop
Witness (As To Landlord):	Title: Real Estate Manager

/s/ Elvina Huggins	Date of Landlord Signature: March 5, 2018
Signature
Name: Elvina Huggins	[SEAL]

Witness (As To Tenant):	TENANT:

/s/ Matthew S. Goder	JOHNSTOWN AMERICA CORP
Signature	a Pennsylvania corporation
Name: Matthew S. Goder
By: /s/ Georgia L Vlamis
Name: Georgia L. Vlamis
Witness: As To Tenant	Title: General Counsel

/s/ Caroline Germeraad	Date of Tenant Signature: February 16, 2018
Signature
Name: Caroline Germeraad	[SEAL]

K L Monday, January 22, 2018\Activity No. 1256280/iManage No. 1592627v1

Form Amendment – Rental, Insurance and Notice (NS) 214854v1